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                                                                    EXHIBIT 11.1

Cable Design Technologies Corporation
Computation of Earnings per Share
(In thousands, except share and per share data]

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

                                                                      Quarter Ended October 31,
                                                                         1997          1996
Primary:
Net Income                                                                $11,450      $8,138




Weighted average number of shares of common stock outstanding          18,797,742  18,166,356
Assumed exercise of stock options                                       2,059,373   2,369,077
                                                                      ------------------------
Total shares                                                           20,857,115  20,535,433

Primary earnings per common share                                           $0.55       $0.40



                                                                      Quarter Ended October 31,
                                                                         1997         1996

Fully diluted:
Net Income                                                                 $11,450     $8,138




Weighted average number of shares of comon stock outstanding            18,797,742 18,166,356
Assumed exercise of stock options                                        2,096,068  2,369,077
                                                                       ------------------------
Total shares                                                            20,893,810 20,535,433

Fully diluted earnings per common share                                      $0.55      $0.40
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